Exhibit 99.6

October 31, 2006

Mr. Timothy Hoeksema

Chairman, CEO & President

Midwest Airlines, Inc

6744 South Howell Avenue

Oak Creek, WI 53154

Dear Tim:

I’ve spent a lot of time contemplating our recent discussion, particularly your thoughts on the differences in our corporate cultures. As I may have mentioned to you, the challenge of establishing a strong and productive culture within the airline industry was part of my motivation in leaving Allied Signal and joining AirTran Airways.

To the extent that corporate culture is defined as the attitudes, experiences, beliefs and values of an organization, we do have some differences, but I strongly believe that while there are differences, out cultures are converging – both out of necessity and by design. Our products may differ slightly, I do believe however our cultures are close.

When I joined AirTran in 1999, the company was nearly bankrupt, operationally weak, with a product that was best described as tired. At that point our focus had to be on cost control and establishing good business and operational practices, though I also placed an emphasis on open and honest communication. To that end I believe we began to develop an entrepreneurial mindset that goes a long way towards defining our culture today. It was this entrepreneurial spirit that has guided our growth and development.

Throughout the rebuilding of AirTran, we have had an eye towards continuous improvement. This is demonstrated in many ways: from investment in IT infrastructure, improved facilities and most certainly with our new aircraft, which put an emphasis on fuel efficiency and customer comfort with large overhead bins, new technology seats and XM Satellite Radio.

I think this focus on improvement is reflected in several recent surveys. In the 2006 JD Power business travel survey AirTran Airways received an overall customer satisfaction rating of 722, up 50 points from 2005, a 7.5% improvement and a survey ranking of 3rd among major airlines, up from 8th in the previous year. (Survey summary below.)

In a series of custom surveys conducted by PK Data in 1999, 2004 and 2006, AirTran Crew Members received increasingly improved scores, including 4.8 out of a possible 5.0 in the 2006 study. Again, I think this reflects a cultural shift driven by communication, teamwork and pride in accomplishment.

Tim, I truly believe we have a tremendous opportunity before us to build an even greater airline by joining forces and uniting the renowned Midwest product and service culture with the AirTran Airways core financial strength, low cost fleet and route network. While our cultures have developed on different paths, it is these cultural differences, in complement to each other, that will help us build the strongest, highest quality low cost airline in the industry. We both share a vision for success that provides for the long term profitability of our companies to the benefit of our shareholders and crew members. As we’ve discussed, this vision is best achieved together.

I look forward to working with you to build the nation’s most respected low-cost, high service airline.

Sincerely,

/s/ Joe
Joe Leonard

JD Power North American Airlines Survey; Results for Overall Customer Satisfaction